EXHIBIT 11 - CALCULATION OF NET INCOME PER COMMON SHARE

                                  MICROAGE, INC
                     NET INCOME PER COMMON SHARE CALCULATION
                                 (in thousands)

                                                                   Quarter ended             39 weeks ended
                                                              ----------------------     ----------------------

                                                              August 3,     July 28,     August 3,     July 28,
                                                                 1997         1996         1997         1996
                                                               -------      -------       ------       ------
Primary

     Weighted average common shares                             15,561       15,073       15,450       15,013
     Dilutive effect of stock options and warrants                 778          601          783          296

         Weighted average common and common                    -------      -------      -------      -------
            equivalent shares outstanding - primary             16,338       15,674       16,233       15,309

Fully Diluted (1)

     Weighted average shares from primary
        calculation                                             16,338       15,674       16,233       15,309
     Additional dilutive effect of stock options
        and warrants                                                51           26           68          328

        Weighted average common and common                     -------      -------      -------      -------
            equivalent shares outstanding - fully diluted       16,389       15,701       16,301       15,638

Net income                                                     $ 6,398      $ 3,841      $17,069      $ 8,586

Net income per common and common equivalent share:

            Primary                                            $  0.39      $  0.25      $  1.05      $  0.56
            Fully Diluted                                      $  0.39      $  0.24      $  1.05      $  0.55

(1) Fully diluted share information is presented in accordance with Regulation S-K of the Securities Exchange Act of 1934. The amounts of per share earnings on the fully diluted basis are not required to be presented in the consolidated statements of income under the provisions of APB No. 15 since the additional dilution is less than 3%.